AGREEMENT

AGREEMENT (this “Agreement”), dated as of January 5, 2011, by and between Sidney E. Fuchs, an individual (“Fuchs”), and ATS Corporation, a Delaware corporation.  As used in this Agreement, unless the context indicates otherwise, the term “ATS” shall be deemed to refer to ATS Corporation and each and every one of its affiliated entities.

WITNESSETH

WHEREAS, Fuchs presently serves as a member of the Board of Directors and President and Chief Executive Officer of ATS Corporation; and

WHEREAS, Fuchs and ATS Corporation are parties to an Employment Agreement dated March 1, 2010 (the “Executive Agreement”); and

WHEREAS, Fuchs and ATS wish consensually to terminate the employment relationship between Fuchs and ATS.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, and, intending to be legally bound, the parties agree as follows:

1. Effective Date.  As set forth below, Fuchs has resigned for “Good Reason” as defined in the Executive Agreement effective on January 31, 2011 (the “Effective Date”).

2. Termination of Executive Agreement.  As of the Effective Date, except as otherwise expressly provided herein, the Executive Agreement shall be deemed terminated and shall have no further force or effect. Fuchs and ATS agree that there are no existing defaults by either party under the Executive Agreement and that, as of the Effective Date, each party had fully performed all of its obligations to the other party under the Executive Agreement.

3. Resignation and Termination of Existing Employment Relationship.  As of the Effective Date, Fuchs shall be deemed to have resigned from all corporate offices and the Board of  Directors of ATS, and from all offices and directorships of ATS’ subsidiaries, joint ventures, and affiliated companies, organizations, and entities.  Fuchs’ employment by ATS shall be deemed to have terminated for any and all purposes as of 12:01 a.m. on January 31, 2011.  ATS and Fuchs agree that Fuchs will be treated as incurring a “separation from service” from ATS (as such term is defined for purposes of Section 409A of the Internal Revenue Code) on January 31, 2011.

4. Records and Bank Accounts.  As soon as practicable (but not later than 30 days) after the Effective Date, ATS shall take such steps as may be necessary to (a) reflect in the corporate records of ATS, its subsidiaries, joint ventures, and affiliated companies, organizations, and entities that Fuchs has resigned as an officer and director of ATS and as an officer and director of ATS’ subsidiaries, joint ventures, and affiliated companies, organizations, and entities; and (b) remove Fuchs as an authorized signatory on all corporate bank accounts.

5. Payments to Fuchs.  ATS will pay Fuchs amounts due to him in respect of service during 2010 in accordance with Section 11(b) of the Executive Agreement, including any amounts due pursuant to the ATS 2010 bonus program.  In addition, ATS will pay to Fuchs severance, as provided in Section 11(c) of the Executive Agreement in the case of termination of the Executive Agreement by Fuchs for “Good Reason” as defined in the Executive Agreement, i.e., an amount equal to eighteen months of Fuchs’ base compensation ($405,000 per annum), payable as follows:  (a) an amount equal to six months of such base compensation ($202,500) will be paid on the date that is six months and one day after the Effective Date, and (b) the remaining twelve months of such base compensation will be paid to Fuchs in twelve monthly installments, commencing on the date that is seven months after the Effective Date (August 1, 2011).  All such payments will be subject to all applicable withholding requirements.

6. Health and Welfare Benefits. Fuchs may elect to continue his family health and welfare benefits provided through ATS, on the same terms as ATS provides such benefits to executives of ATS, for a period of eighteen months after the Effective Date.  Other benefits, including life, accidental death and disability and other insurance benefits, will terminate on the Effective Date.

7. Restricted Stock and Options.  ATS and Fuchs acknowledge and agree that Fuchs has been granted 60,000 shares of restricted stock and 40,000 options (collectively, the “Equity Grants”).   ATS and Fuchs acknowledge and agree that all of the Equity Grants shall be vested as of the Effective Date.   Under the terms of the relevant Incentive Stock Option Agreement, the options will expire 90 days after the Effective Date of this Agreement, unless exercised by Fuchs.

8.  Indemnification and Notice Concerning Nonrenewal of Directors and Officers Insurance Coverage.

(a) ATS acknowledges that its Certificate of Incorporation and By-Laws and the charters and by-laws of certain of its direct and indirect subsidiaries include provisions designed to provide to former officers and directors indemnification in respect of threatened and commenced actions, suits and proceedings in which an individual is a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of ATS or such subsidiaries.  ATS shall, and shall cause such subsidiaries to, continue to provide indemnification to Fuchs under such provisions to the maximum extent permitted by applicable law.

(b) So long as ATS maintains directors and officers liability insurance coverage, Fuchs shall be covered by such insurance with respect to his tenure with ATS, on the same terms as other existing and former officers and directors.  If, for any reason, ATS shall not continue to have in effect directors and officers liability insurance coverage, on terms substantially comparable to those presently in effect, ATS shall provide Fuchs with written notice of the cancellation or nonrenewal of such coverage not less than 20 business days prior to the effectiveness of such cancellation or nonrenewal.

9. Employment References.  Nothing in this Agreement shall prevent either party from stating the fact that Fuchs was employed by ATS, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as an officer of ATS on or about the Effective Date.  ATS will provide employment references upon Fuchs’ request on the condition that Fuchs submits a standard ATS employment reference notice and release.

10. Certain Surviving Provisions of the Executive Agreement.  Notwithstanding anything herein to the contrary, Fuchs and ATS agree that the provisions of Sections 7, 8, 9 and 10 of the Executive Agreement shall survive the Effective Date in accordance with their terms as modified, in the case of Section 7 of the Executive Agreement, in the balance of this Section 10.  Notwithstanding anything in the Executive Agreement to the contrary, the Non-Competition Period referred to in Section 7(a) of the Executive Agreement shall be six rather than eighteen months.  In addition, the term “Competitive Business Activity” as used in Section 7(a) of the Executive Agreement is hereby modified to mean “providing, or soliciting the opportunity to provide, products or services that are directly competitive with the current contract activities of Employer or the proposals and prospects referred to on Employer’s December 31, 2010 ‘Business Development’ (or ‘pipeline’) report.”

11. No Disparaging Statements.  Each of ATS and Fuchs covenant and agree that following the Effective Date neither shall make disparaging statements concerning the other, or its officers, directors, affiliates, agents and/or employees. ATS shall be responsible under this Section 11 for the statements of the Chairman and the Chief Executive Officer(s) and the individuals who report directly to such officers.

12. No Admissions.  Nothing contained in this Agreement or the General Release contemplated hereby shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

13. No Third Party Claims.  Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Release contemplated hereby.

14. Expenses.  Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

15. No Third Party Beneficiaries.  Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

16. Advice of Counsel.  The parties acknowledge that they have been advised by competent legal counsel in connection with the execution of this Agreement, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations.  Fuchs declares that he has completely read this Agreement, fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement.

17. Entire Agreement.  This Agreement, together with the accompanying General Release and the surviving provisions of the Executive Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby.

18. Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Any such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

19. Governing Law.  This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Virginia.

20. Release and Effectiveness.  This Agreement and the General Release in the form attached hereto as Exhibit A, which is incorporated herein by reference, have been executed by or on behalf of Fuchs and ATS on the dates shown opposite their respective signatures below, and this Agreement and such General Release are effective as of the Effective Date.  ATS, except for any rights granted under this Agreement, agrees to release, remise and forever discharge, Fuchs, his heirs, assigns, executors and administrators of and from all manner of actions and actions, sums of money, covenants, contracts, controversies, agreements, promises, damages, claims and demands whatsoever in law or equity, that ATS ever had, may have had, now has, shall have or may have as a result of Fuchs’ employment or the termination of that employment, whether known or unknown, asserted or unasserted, suspected or unsuspected, which ATS may have as a result of any act which has occurred at any time up to and including the execution of this Agreement.

21. Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors, heirs and permitted assigns.

22. Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

[Signatures on Following Page]

IN WITNESS WHEREOF, Sidney E. Fuchs and ATS Corporation have executed this Agreement.

ATS CORPORATION By:/s/ Edward H. Bersoff Dr. Edward H. Bersoff, Chairman Dated: January 5, 2011	SIDNEY E. FUCHS /s Sidney E. Fuchs Sidney E. Fuchs Dated: January 5, 2011

EXHIBIT A

GENERAL RELEASE

I, Sidney E. Fuchs, in consideration of and subject to the performance by ATS Corporation, a Delaware corporation (the “Company”), hereby give this GENERAL RELEASE (the “Release”) in exchange for the payments and benefits to be provided to me under that certain Employment Agreement dated March 1, 2010, between the Company and me (the “Employment Agreement”) as well as the terms contained in the Agreement dated January 5, 2011 between the Company and me (the “Agreement”).

1.           I hereby acknowledge and agree that the payments and benefits provided under the Employment Agreement, as well as the terms contained in the Agreement, represent consideration over and above that to which I would otherwise be entitled and that I am voluntarily executing this Release so as to be eligible to receive such benefits.

2.           For myself and my personal representatives, I hereby release, forever discharge, indemnify and hold harmless the Company and its affiliates, and the officers, directors, shareholders, owners, Executives and agents of the Company and its affiliates in their capacity as such (collectively, the “Released Parties”), from any and all causes of action, suits, debts, agreements, promises, damages, judgments, claims, demands, obligations and liabilities of any kind of nature whatsoever, whether known or unknown, liquidated or unliquidated, which I or my heirs or personal representatives ever had, now have or hereafter can, shall or may have against any of the Released Parties, for, upon, or by reason of any act, omission, occurrence, cause or thing whatsoever prior to the date hereof.  I agree not to sue any of the Released Parties in any court or bring any other kind of legal proceeding against any of the Released Parties regarding any of the matters as to which I have released the Released Parties under this Release.

The foregoing release is a general release that includes, but is not limited to, a release of any claim I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act which prohibits paying men and women unequal pay for equal work; and any other federal, state or local law or regulation or under common law.

3.           I represent and warrant that:

(a)           I have returned all property of the Company or any affiliate or subsidiary thereof in my possession, including keys, property access devices, and credit cards and any confidential or proprietary information regarding the Company and its affiliates in tangible form.

(b)           In executing this Release, I have not relied upon, and I do not rely upon, any representation or statement made to me by the Company or any of its affiliates or any of their agents or representatives, other than any statements expressly contained herein.

4.           I agree that if any provision of this Release is adjudicated to be invalid or unenforceable, or if compliance with any provision of this Release is restrained pending a final determination as to its legality, such deletion or restraint shall apply only to the operation of the provision or provisions deemed invalid, unenforceable, or restrained, and to the extent any provision of this Release is deemed invalid, unenforceable, or restrained, the remaining provisions will be valid and enforceable to the fullest extent possible.

5.           I agree that in the event that I receive any or all of the payments and benefits under the Employment Agreement and the Agreement and then I subsequently revoke this Release or breach any provision hereof, I shall promptly pay to the Company the amount of such payments and benefits I received and in no event later than five (5) days after such revocation or breach.

6.           I agree that in the event of any breach or threatened breach of this Release by me, the Company shall be entitled to specific performance and injunctive relief (i.e., a court order) as a remedy for any such breach or threatened breach hereof without necessity of posting bond or other security, the requirement for which is expressly waived.  Such remedy shall not be deemed to be the exclusive remedy for any breach of this Release but shall be in addition to all other remedies available to the Company at law or in equity.

7.           I agree that this Release shall also be binding upon my spouse, dependents, children, heirs, successors and assigns and their legal representatives and shall inure to the benefit of and shall release the Company and its successors and assigns.

8.           I acknowledge and hereby state that (i) I enter into this Release voluntarily without duress or undue influence; (ii) I have read and understand the terms and conditions of this Release; and (iii) I have had a reasonable opportunity to review this Release.  Furthermore, I understand that I may revoke this Release within seven days of signing it by delivering a written revocation to the Chief Executive Officer(s) of the Company.

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NOTICE

YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS GENERAL RELEASE.  YOU HAVE THE RIGHT TO CONSIDER IT FOR TWENTY-ONE (21) DAYS BEFORE SIGNING IT.  ALSO, YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS GENERAL RELEASE.  YOU HAVE SEVEN (7) CALENDAR DAYS AFTER SIGNING THIS GENERAL RELEASE TO REVOKE YOUR SIGNATURE.  IF YOU CHOOSE TO REVOKE THIS GENERAL RELEASE, IT WILL NOT BE BINDING ON YOU, BUT YOU WILL NOT BE ENTITLED TO PAYMENTS OR BENEFITS UNDER THE TERMS OF THE EMPLOYMENT AGREEMENT.  IN ADDITION, IF YOU BREACH ANY PROVISION OF THIS RELEASE, YOU WILL NOT BE ENTITLED TO PAYMENTS OR BENEFITS UNDER THE EMPLOYMENT AGREEMENT.  MOREOVER, IF YOU RECEIVE ANY PAYMENTS OR BENEFITS UNDER THE TERMS OF THE EMPLOYMENT AGREEMENT AND SUBSEQUENTLY REVOKE THIS GENERAL RELEASE OR BREACH ANY PROVISION HEREOF, YOU MUST REMIT SUCH PAYMENTS OR BENEFITS TO THE COMPANY IMMEDIATELY.

Presented:   January 5, 2011.

I, Sidney E. Fuchs, hereby accept and agree to all the provisions of this Release.

/s/ Sidney E. Fuchs	Date: January 5, 2011
Executive’s Signature
Sidney E. Fuchs

/s/ Abby E. Brown	Date: January 5, 2011
Witness’ Signature

Abby E. Brown
Printed Name of Witness

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